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                                                                   Exhibit 10.15


                                    SUBLEASE


                                     between


                             STERLING WINTHROP INC.,

                                    Sublessor


                                       and


                              THE BISYS GROUP, INC.

                                    Subtenant






                                    SUBLEASED
                                    PREMISES:


                               Entire Tenth Floor
                                 90 Park Avenue
                            New York, New York 10016


                            DATED: February ___, 1998
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                                    SUBLEASE

         THIS SUBLEASE, dated as of this ___ day of February, 1998, between STERLING WINTHROP INC., a Delaware corporation (formerly known as Sterling Drug, Inc.) ("Sublessor"), having an office at 90 Park Avenue, New York, New York 10016, and THE BISYS GROUP, INC., a Delaware corporation ("Subtenant"), having an office at 150 Clove Road, 10th Floor, Little Falls, New Jersey.

                              W I T N E S S E T H:

         WHEREAS, Sublessor is the tenant under that certain Lease (the "Original Lease"), dated August 13, 1963, between Carol Management Corp. ("Prime Landlord"), as landlord, and Sterling Drug Inc. (predecessor in interest to Sublessor), as tenant, for a certain portion (the "Premises") of the building (the "Building") located at 90 Park Avenue, New York, New York;

         WHEREAS, the Original Lease has been amended by that certain Modification of Lease Agreement ("Modification Agreement"), dated May 13, 1987 between Carol Management Corporation, Howard Kaskel, Anita Kaskel Roe, and
Carole Schragis, as landlord, and Sterling Drug Inc., as
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tenant (the Original Lease, as amended by the Modification Agreement, the "Prime
Lease");

         WHEREAS, a true and complete copy of the Prime Lease (with certain figures deleted and portions thereof not relevant to Subtenant blackened out) has been delivered to Subtenant simultaneously with the execution of this Sublease and a copy of the Prime Lease (with certain figures deleted and portions thereof not relevant to Subtenant blackened out) is attached hereto as Exhibit A; and

         WHEREAS, Sublessor and Subtenant are desirous of entering into a sublease for a portion of the Premises comprising the entire Tenth Floor of the Building as shown on Exhibit B attached hereto (the "Subleased Premises").

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:


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         Demise of Subleased Premises. Sublessor hereby subleases and demises to
Subtenant and Subtenant hereby hires and subleases from Sublessor the Subleased Premises, for the term herein stated, for the rent herein reserved and upon and subject to the covenants, agreements, terms, conditions, and provisions hereinafter set forth.

1. Use of Subleased Premises. Subtenant shall use and occupy the Subleased Premises only for executive, sales, and general offices in connection with Subtenant's business, including such uses identified in Section 2.02 of the Prime Lease, and for no other purposes.


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2.       Term. The term (the "Term") of this Sublease shall commence on the date
(the "Commencement Date") which is five (5) days after the date on which Sublessor shall send written notice (the "Sublessor's Work Completion Notice") to Subtenant representing that Sublessor has completed the demolition portion of Sublessor's Work (as hereinafter defined) and shall expire, unless sooner terminated pursuant to any term or provision hereof, on the last day of the month in which the tenth (10th) anniversary of the Rent Commencement Date (as hereinafter defined) shall occur (the "Expiration Date").

a) Sublease Rent. Subtenant shall pay to Sublessor a fixed annual rent (the "Sublease Rent") as follows: (i) for the period commencing on the Commencement Date and ending on the date which is the day immediately preceding the third (3rd) anniversary of the Commencement Date, the sum of One Million One Hundred Eighty Four Thousand Six Hundred One Dollars ($1,184,601.00) Dollars per annum, (ii) for the period commencing on the date which is the third (3rd) anniversary of the Commencement Date and ending on the date which is the day


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immediately preceding the seventh (7th) anniversary of the Commencement Date, the sum of One Million Two Hundred Fifty Six Thousand Three Hundred Ninety Five Dollars ($1,256,395.00) Dollars per annum, and (iii) for the period commencing on the date which is the seventh (7th) anniversary of the Commencement Date and ending on the Expiration Date, the sum of One Million Three Hundred Twenty Eight Thousand One Hundred Eighty Nine Dollars ($1,328,189.00) Dollars per annum. The Sublease Rent shall be payable in equal monthly installments, in advance on the first day of the month for which such rent is due.

b) Notwithstanding the foregoing, (i) Subtenant shall have no obligation to pay Sublease Rent for the period from the Commencement Date to the date (the "Rent Commencement Date") which is five (5) months after the Commencement Date, as established in the Sublessor's Work Completion Notice, and (ii) Subtenant shall have no obligation to pay additional rent for the period from the Commencement Date to the date which is one (1) year thereafter.


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c)       The Sublease Rent, additional rent, and other charges herein reserved or payable shall be paid to Sublessor at the address set forth in Section 18 hereof or at such other place as Sublessor may designate, in lawful money of the United States of America, as and when the same shall become due and payable, without demand and without any deduction, set-off, or abatement except as provided herein.

d) No payment by Subtenant or receipt by Sublessor of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated rent or additional charges; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublessor may accept any check or payment without prejudice to Sublessor's right to recover the balance due or to pursue any other remedy available to Sublessor.

e) The Prime Lease. Sublessor hereby represents that (i) the Prime Lease is in full force and effect and has not been modified or amended (except as expressly set forth in the recitals to this Sublease),


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and there are no other documents, instruments, or agreements creating obligations on Sublessor's part under the Prime Lease, (ii) Sublessor has delivered to Subtenant a true and complete copy of the Prime Lease and all other documents expressly set forth in the recitals hereto, including all riders, modifications, schedules, exhibits and addenda relating thereto (in all cases with certain figures deleted and portions thereof not relevant to Subtenant blackened out, and for which Sublessor indemnifies Subtenant from and against any and all liability which Subtenant may suffer as a result of such language and figures being blackened out), (iii) Sublessor is the current tenant under the Prime Lease, (iv) Sublessor owns and holds the entire leasehold interest and estate arising out of the Prime Lease, and Sublessor has not encumbered, pledged, assigned, transferred or hypothecated in any manner, except for existing subleases, such interest or estate, (v) there are no outstanding notices of default by Sublessor or Prime Landlord under the Prime Lease, (vi) to the best of Sublessor's knowledge, no conditions exist which with the passage of time or the giv-


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ing of notice, or both, will give rise to a default by Sublessor or Prime
Landlord under the Prime Lease, and (vii) Sublessor has full power and authority to enter into this Sublease. Sublessor shall not do or cause to be done or suffer or permit any act or thing to be done which would cause the Prime Lease or the rights of Sublessor as tenant under the Prime Lease to be cancelled, terminated or forfeited. Sublessor hereby represents and warrants to Subtenant, that to Sublessor's knowledge that certain Subordination, Non-Disturbance and Attornment Agreement (the "Subordination Agreement") dated as of September 14, 1987 between The Sumitomo Trust & Banking Co., Ltd. ("Mortgagee"), as mortgagee, and Sterling Drug Inc., as tenant, is in full force and effect and unmodified, and that Sublessor has not received from Mortgagee a notice of a default by Sublessor under the Subordination Agreement. Sublessor agrees that it shall not modify, amend or terminate the Subordination Agreement without Subtenant's prior written consent, which consent shall not be unreasonably withheld; provided, however, that Sublessor shall have the right to amend, modify or


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terminate the Subordination Agreement in the event that Mortgagee agrees to enter into a subordination, non-disturbance and attornment agreement with Subtenant in substantially the same form as the Subordination Agreement, or otherwise agrees to provide to Subtenant the equivalent benefit which is provided by the Subordination Agreement.

f) This Sublease shall be subject to all of the terms, covenants, conditions, and provisions of the Prime Lease, and to all leases, and mortgages and other rights or encumbrances to which the Prime Lease is subordinate. This provision is self-operative but Subtenant shall within ten (10) days of Sublessor's request execute any instrument reasonably requested by Sublessor or Prime Landlord to evidence or confirm same.

g) Except as specifically provided herein, the terms, covenants and conditions of the Prime Lease are incorporated herein by reference, so that each and every term, covenant and condition of the Prime Lease binding or inuring to the benefit of Prime Landlord thereunder, and applicable to the public areas of the


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Building, or the portion of the Premises which constitutes the Subleased
Premises shall, in respect of this Sublease, bind or inure to the benefit of Sublessor, and each and every term, covenant and condition of the Prime Lease binding or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words "Landlord" and "Tenant", or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, "Sublessor" and "Subtenant" in this Sublease, and as if the words "Demised Premises", or words of similar import, wherever the same appear in the Prime Lease, were construed to mean "Subleased Premises" in this Sublease, as if the word "Lease" or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this "Sublease" and as if the words "fixed rent" or words of similar import, wherever the same appear in the Prime Lease, were construed to mean "Sublease Rent" in this Sublease, ex-


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cept to the extent that they are modified by the provisions of this Sublease and with the following exceptions: (1) Subtenant shall have no options to rent additional space in the Building except as specifically provided by the terms of this Sublease; (2) Subtenant shall have no right to further sublet or assign the Subleased Premises or any portion thereof, except as specifically provided by the terms and conditions of the Prime Lease and this Sublease; (3) Sublessor and its agents shall have the right upon reasonable (but not less than twelve (12) hours) advance written notice to Subtenant to enter into and upon the Subleased Premises at all reasonable hours and in the presence of a representative of Subtenant for the purpose of inspecting same, without rendering Sublessor or Sublessor's agents liable therefor except for any loss Subtenant may suffer as a result of Sublessor's negligence, and provided that such entry does not materially interfere with the operation of Subtenant's business; and provided, further, that in the event entry into and upon the Subleased Premises shall be necessary due to fire or other emergency, Sublessor or Sublessor's agents may en-


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
ter without advance written notice to Subtenant and forcibly, if Subtenant shall not be personally present to open and permit entry into the Subleased Premises, without rendering Sublessor or Sublessor's agents liable therefor except for any loss Subtenant may suffer as a result of Sublessor's gross negligence, and without in any manner affecting the obligations and covenants of this Sublease. To the extent that the Prime Lease may conflict or be inconsistent with the provisions of this Sublease, whether or not such inconsistency is expressly noted herein, the provisions of this Sublease shall prevail, and Sublessor indemnifies Subtenant against any and all liability which Subtenant may suffer as a result of any such conflict. The time limits contained in the Prime Lease for the giving of notices, making demands or the performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purpose of incorporation herein by reference by shortening same in each instance by two (2) business days, provided, however, that if the time limit con-


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tained in the Prime Lease is five (5) days or less, the time limit shall be shortened by one (1) business day, so that Subtenant shall have a lesser time to observe or perform hereunder than Sublessor has as the tenant under the Prime Lease. If Subtenant receives any notice or demand from Prime Landlord under the Prime Lease with respect to the Subleased Premises, the Subtenant shall promptly give a copy thereof to Sublessor.

h) Notwithstanding that this Sublease is subject to the Prime Lease as set forth in the preceding paragraph (b), the following Articles and Sections of the Prime Lease shall not be incorporated herein by reference: Sections 1.01, 1.02, 1.03, 1.04, 2.02(b), 2.02(c), the last sentence of Section 2.04, 2.08, Article
3, 5.01, 5.02, 5.04, 5.05, 5.06, 6.01, 6.02, 6.03, 6.04, 6.06, Article 7, 9.01,
9.02, 9.03, 9.10, 9.11, 9.12, the last sentence of 10.01, 12.04, 12.05(a),
12.05(b), 12.05(c), 11.03, 13.01, the last eleven words of 15.01, 15.02, 15.04,
16.03(b), 16.04, 16.05, 16.06, 17.01, 17.03, 18.01, the modification of Section
18.02 set forth in the Modification Agreement, references to "the storage space


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on the 42nd Floor" in Section 18.04, 18.06, the last two sentences of Section
18.07, Sections 18.08, 18.09, 18.12, 18.13, 18.14, 18.15, 18.16, 18.17, 19.06,
clause (x) of the first sentence of 21.03, 22.01, 22.03, the last sentence of 22.04, Article 23, Article 30, Article 31, Article 32, Article 33, Section 35.02, Article 37, Section 38.02(b), Articles 41, 42, 43, 44, 45, 46, and
Exhibits B, C, D and G.

i) Notwithstanding the exclusion of an Article or Section of the Prime Lease from incorporation by reference herein, at Subtenant's request, Sublessor shall, subject to the terms of this Sublease, enforce Sublessor's rights under any such excluded Article or Section which requires Prime Landlord to provide services to the Premises, to maintain the Building or building systems, or to comply with law, to the extent any such Article or Section affects the Subleased Premises.

j) Subtenant covenants and agrees (i) to perform and to observe all of the terms, covenants, conditions and agreements of the Prime Lease on Sublessor's part to be performed to the extent such terms, covenants,


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conditions and agreements are included in, and not deleted in accordance with subparagraph (d) above, from the copy of the Prime Lease attached hereto and to the extent applicable to the Subleased Premises and the Building; (ii) that Subtenant will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Prime Lease or the rights of Sublessor as tenant thereunder to be cancelled, terminated or forfeited or make Sublessor liable for any damages, claim or penalty; and (iii) to indemnify and save Sublessor and its agents, representatives and employees harmless from and against all liability (statutory or otherwise) claims, suits, demands, damages, judgments, costs, interest and expenses (including reasonable counsel fees and disbursements incurred in the defense thereof) to which Sublessor or any agent, representative or employee may be subject or suffer whether by reason thereof, or by reason of any claim for any injury to or death of any person or persons or damage to property (including any loss or use thereof) arising out of, pertaining to, or resulting from acts or omissions of the Subtenant and its agents, ser-


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vants and/or employees, or otherwise arising from the use or occupancy of the
Subleased Premises or of any business conducted therein, or from any work or thing whatsoever done or any condition created by or any other act or omission of Subtenant, its permitted assignees or sub-subtenants, or their respective employees, agents, contractors, visitors or licensees, in or about the Subleased Premises.

k) Sublessor covenants and agrees to indemnify and save Subtenant and its agents, representatives and employees harmless from and against all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, interest and expenses (including reasonable counsel fees and disbursements incurred in the defense thereof) to which Subtenant or any agent, representative or employee may be subject or suffer by reason thereof, or by reason of any claim for any injury to or death of any person or persons or damage to property (including any loss of use thereof) arising out of, pertaining to, or resulting from acts or omissions of the Sublessor and its agents, servants and/or employees, in


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connection with the Subleased Premises, or from any work or thing whatsoever done or condition created by or any other act or omission of Sublessor, its permitted assignees or sub-subtenants, or their respective employees, agents, contractors, or licensees, in or about the Subleases Premises, or any part of the Building, or as a result of any breach by Sublessor of its obligations under this Sublease. The indemnitee under the applicable indemnity hereunder shall give prompt notice to the indemnitor of any claim covered by such indemnity and shall not confess judgment or settle any such claim without the indemnitor's prior written consent, which shall not be unreasonably withheld or delayed. The indemnitee shall reasonably cooperate with the indemnitor at the indemnitor's expense. The indemnitor may select counsel of its reasonable choice in defending any such claim.

l) Any obligation of Sublessor which is contained in this Sublease by the incorporation by reference of the provisions of the Prime Lease shall be deemed to have been observed or performed by Sublessor if Sublessor shall have used reasonably diligent efforts (which


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shall not include legal proceedings) to cause the Prime Landlord to observe and/or perform the same, and Sublessor shall have a reasonable time to use reasonable efforts to enforce its rights to cause such observance or performance. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublessor's rights under the Prime Lease, and, notwithstanding any provision to the contrary, as to obligations contained in this Sublease by the incorporation by reference of the provisions of the Prime Lease, Sublessor shall not be required to make any payment or perform any obligation, and Sublessor shall have no liability to Subtenant for any matter whatsoever, except for Sublessor's obligation to pay the rent or additional rent due under the Prime Lease and for Sublessor's obligation to use reasonably diligent efforts, upon written request of Subtenant, to cause the Prime Landlord to observe or perform its obligations under the Prime Lease, as they apply to the Subleased Premises.

m) Notwithstanding anything to the contrary contained in this Sublease (including any of the provi-


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sions incorporated herein for the Prime Lease), Sublessor shall not be obligated
(i) to provide any of the services that Prime Landlord has agreed to provide in the Prime Lease or is required to provide by law; (ii) to make any of the repairs or restorations that Prime Landlord has agreed to make in the Prime
Lease or is required to make by law; (iii) to take or to refrain from taking any other action that Prime Landlord has agreed to take or to refrain from taking in the Prime Lease or is required by law to take or to refrain from taking; or (iv) to perform any obligation that Prime Landlord has agreed to perform in the Prime Lease. Provided Sublessor is not in default of its obligations hereunder, Sublessor shall have no liability to Subtenant on account of any failure of Prime Landlord to provide, make, comply with, take or refrain from taking, or perform any of the foregoing.

n) In no event shall Sublessor or Prime Landlord, or their respective agents, representatives and employees be liable to Subtenant or any other party for indirect, consequential or punitive damages, including claims made by way of set-off, counterclaim or defense.


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o)       Subtenant shall have the right to forward a request to Sublessor, or its agent, for after hours air-conditioning service pursuant to Section 17.01 of the Prime Lease and Sublessor (or its agent) shall promptly forward such request to Prime Landlord. Sublessor shall have no liability to Subtenant on account of any failure of Prime Landlord to provide such after hours air-conditioning service. Subtenant shall pay to Sublessor, on demand, as additional rent, the amount charged by Prime Landlord for such after hours air-conditioning service.

p) Anything to the contrary in subsection (f) above, notwithstanding, in the event Sublessor, using reasonable efforts, is unable to cause Prime Landlord to observe any of its obligations under the Prime Lease to provide services to the Subleased Premises, comply with law, or maintain the Building or the building systems, as those obligations affect the Subleased Premises, Subtenant, at Subtenant's expense, upon fifteen (15) days prior notice to Sublessor, and using counsel selected by Subtenant and reasonably approved by Sublessor, may prosecute any necessary action and appeal against Prime Land-


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lord in the name of Sublessor, and Sublessor shall, at Subtenant's sole cost and expense, cooperate with Subtenant in any such action and appeal, provided that such prosecution by Subtenant shall not cause a default by Sublessor as tenant under the Prime Lease or otherwise result in the termination of the Prime Lease. In connection with the foregoing, Subtenant may, in the name of Sublessor, deliver a notice of default to Prime Landlord, provided however, that the sending of any such notice of default is required as a condition precedent to the bringing of any action described in this subsection (j), and provided further that Subtenant may not exercise any right to terminate the Prime Lease. Subtenant shall indemnify and hold Sublessor harmless from and against any and all losses, costs, liability, claims, damages, expenses (including, without limitation, reasonable attorneys' fees), penalties and fines to which Sublessor may be exposed and which Sublessor may incur as a consequence of or arising out of the taking of any action by Subtenant pursuant to this subsection (j) provided such liability is not the result of a default by Sublessor hereunder


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or under the Prime Lease, and provided, further, however, that Sublessor shall not confess judgment or settle any claim covered by such indemnity without Subtenant's prior written approval, which approval shall not be unreasonably withheld or delayed.

q) Additional Rent. Subtenant shall pay to Sublessor, as additional rent hereunder for the period from and after the applicable base period as set forth hereinafter, in the manner hereinafter provided (i) Subtenant's Proportionate Share (as hereinafter defined) of the amount by which Operating Expenses (as defined in the Prime Lease) for each Operational Year (as defined in the Prime Lease) or portion thereof occurring during the term of this Sublease, exceed the Operating Expense Base (as hereinafter defined) (the "Operating Payment"); (ii) Subtenant's Proportionate Share of the amount by which Taxes (as defined in the Prime Lease) for each Tax Year (as defined in the Prime Lease) or portion thereof occurring during the term of this Sublease, exceed the Taxes for the Base Tax Year (as hereinafter defined) (the "Tax Payment"); and (iii) all other costs, expenses, charges, or


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adjustments payable by Subtenant specifically required by this Sublease.

r) For the purposes of this Section 6, the following terms shall have the following meanings:

(1) "Subtenant's Proportionate Share" shall mean 4%, which has been computed on the basis of a fraction, the numerator of which is 35,897 square feet, the agreed rentable square foot area of the Subleased Premises, and the denominator of which is 837,297 square feet, the rentable square foot area of the Building above grade, as set forth in the Prime Lease.

(2) "Operating Expense Base" shall mean the Operating Expenses incurred for the calendar year commencing on January 1, 1998 and ending on December 31, 1998.

(3) "Base Tax Year" shall mean the real estate tax fiscal year commencing on July 1, 1997 and ending on June 30, 1998.

s) Tenant shall pay the Tax Payment as additional rent as hereinafter set forth. After the amount of Taxes for each Tax Year after the Base Tax Year is de-


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terminable, Sublessor shall furnish Subtenant with a written statement (the
"Tax Statement"), which shall be based upon the Subsequent Tax Statement (as defined in the Prime Lease) received from Prime Landlord, indicating (i) the amount of Taxes which Prime Landlord will be required to pay for such Tax Year, and (ii) Sublessor's computation of the Tax Payment for such Tax Year; and which shall include copies of all applicable tax bills, to the extent that Sublessor is able to so include such bills, and the mathematical formulas employed in arriving at the various amounts to be paid, including, but not limited to, the Tax Payment. The Tax Payment to be paid by Subtenant pursuant to this subsection
(c) shall be payable on the later of (x) fifteen (15) days prior to the dates on which interest and penalties accrue on such Taxes if not paid, or (y) fifteen
(15) days after Sublessor has furnished Tenant with the Tax Statement for such Tax Year.

t) Tenant shall pay the Operating Payment as additional rent as hereinafter set forth.


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u)       Sublessor shall furnish to Subtenant, prior to or following the commencement of each Operational Year after 1998, a written statement (the "Operating Statement") setting forth Sublessor's estimate of Subtenant's Operating Payment for such Operational Year, which Operating Statement shall be based upon the information set forth in the "Subsequent Operating Statement" (as defined in the Prime Lease) and a copy of which shall be delivered to Subtenant together with the Operating Statement delivered by Prime Landlord for such Operational Year. The Operating Statement shall contain sufficient formulas and calculations to enable Subtenant to ascertain the basis of the estimate of Subtenant's Operating Payments. Subtenant shall pay to Sublessor as additional rent on the first day of each month during such Operational Year after 1998, together with the payment of the Sublease Rent, an amount equal to one-twelfth (1/12th) of Sublessor's estimate of Subtenant's Operating Payment, provided in accordance with the preceding sentence, for such Operational Year. If, however, Sublessor shall furnish any such estimate for an Operational Year subsequent


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
to the commencement thereof then (a) until the first day of the month following the month in which such estimate is furnished to Subtenant, Subtenant shall pay to Sublessor on the first day of each month an amount equal to the monthly sum which was payable by Subtenant to Sublessor under this Section (d) for the last month of the preceding Operational Year; (b) promptly after such estimate is furnished to Subtenant, or together therewith, Sublessor shall give notice to Subtenant stating whether the installments of Subtenant's Operating Payment previously made for such Operational Year were greater or less than the installments of the Subtenant's Operating Payment to be made for such Operational Year in accordance with such estimate, and (i) if there shall be a deficiency, Subtenant shall pay the amount thereof within ten (10) days after demand therefor, or (ii) if there shall have been an overpayment, Sublessor shall pay the amount thereof to Subtenant within ten (10) days after demand therefor; and (c) on the first day of the month following the month in which such estimate is furnished to Subtenant, and monthly thereafter throughout the remainder of such Op-


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
erational Year, Subtenant shall pay to Sublessor an amount equal to one-twelfth (1/12th) of Subtenant's Operating Payment, as shown on such estimate. Upon receipt of a notice from Prime Landlord pursuant to Section 6.06 of the Prime Lease adjusting "Tenant's Projected Share of Operating Increase" (as defined in the Prime Lease), Sublessor may furnish to Subtenant a revised statement of Sublessor's estimate of Subtenant's Operating Payment for such Operational Year and in such case, Tenant's Operating Payment for such Operational Year shall be adjusted in the same manner as is provided in the preceding sentence.

v) Following the end of an Operational Year, upon receipt of the corresponding information from Prime Landlord, Sublessor shall submit to Subtenant a statement setting forth (i) the actual amount of Operating Expenses for such Operational Year, (ii) the amount of Subtenant's Operating Payment for such Operational Year, and (iii) the payments made by Subtenant on account thereof. If the installments of Subtenant's Operating Payments made on account of such Operational Year exceed the amount of


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Subtenant's Operating Payment due on account of such Operational Year, such excess shall be paid by Sublessor to Subtenant within ten (10) days of demand therefor. If, however, said installment(s) do not equal Subtenant's Operating Payment due on account of such Operational Year, then Subtenant agrees to pay to Sublessor the amount necessary to make up any deficiency within ten (10) days after the delivery of Sublessor's statement hereunder.

w) If the Commencement Date is not the first day of an Operational Year or Tax Year, or if the date of expiration or termination of this Sublease (except for a termination due to Subtenant's default), whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of an Operational Year or Tax Year, the Subtenant's Operating Payment and Tax Payment shall be prorated based upon the number of days of the applicable Operational Year or Tax Year within the term of this Sublease.

x) In no event shall the Sublease Rent be reduced as a result of the application of the provisions of this Section 6.

y)       Provided Subtenant shall file a request with Sublessor at least thirty
(30) days prior to the expiration of the time limit established in Section 6.04 of the Prime Lease, Sublessor shall, at the sole cost and expense of Subtenant, exercise its right to contest the Operating Expenses with respect to any Operational Year, or Tax Expenses with respect to any Tax Year. Any costs incurred by Sublessor in furtherance of the foregoing shall be paid by Subtenant within ten (10) days of demand, as additional rent; provided however, if more than one subtenant of Sublessor shall request that Sublessor contest the Operating Expenses or Taxes, the costs incurred by Sublessor in conducting such contest shall be apportioned among the requesting subtenants (including Subtenant).

3. Late Payment Charge. In the event that Subtenant fails to pay to Sublessor any installment of Sublease Rent or additional rent, or any portion thereof, when such payment is due pursuant to this Sublease, or in the event Subtenant fails to make any other payment, in whole or in part, due pursuant to this Sublease or any other amounts due and owing under the terms of the Prime Lease as incorporated herein by reference, within five (5) days after its due date, Subtenant shall pay interest on any such unpaid sum from its due date until the date when such payment is made at a rate of interest equal to the Prime Rate (as defined in the Prime Lease) plus two percent (2%) per annum. For purposes of this Sublease, payments shall be deemed made when received by Sublessor at its address as set forth in Section 18 of this Sublease.

4. Remedies of Sublessor. In the event that Subtenant defaults beyond applicable notice and grace periods, if any, in its obligations under this Sublease, Sublessor shall be entitled to exercise all rights available under the terms of this Sublease including, without limitation, any remedy provided for in the Prime Lease, and Subtenant shall be liable for any damages set forth in the Prime Lease. If Sublessor elects to cancel this Sublease or dispossess Subtenant, Sublessor shall be entitled to re-let the Subleased Premises in accordance with the terms of the Prime Lease. In the event of such a re-letting, Sublessor shall be entitled to liquidated damages, payable within three (3) days of Sublessor's demand consisting of the present value (discounted at a discount rate equal to the rate on U.S. Treasury obligations selected by Sublessor having a maturity comparable to the Expiration Date) of the difference between the stream of monthly Sublease Rent payments which Sublessor is entitled to collect from Subtenant through the end of the term of this Sublease and the stream of monthly base annual rental payments, if any, which Sublessor becomes contractually entitled to collect as a result of the re-letting through the end of the Sublease term. In the event that a default by Subtenant results in the termination of the Prime Lease prior to its ordinary expiration date or in any other liability of Sublessor to Prime Landlord, Subtenant shall fully indemnify Sublessor from and against any payments which Sublessor is required to make to the Prime Landlord or any other subtenant of the Premises in connection with such termination and any loss or liability resulting from Subtenant's default, provided, however, that Subtenant's maximum liability here-under shall be limited to the aggregate of Sublease Rent and additional rent (conclusively presuming the additional rent to be the same as was payable for the twelve months immediately preceding such default) payable hereunder for the period commencing on the date of such default and ending on the Expiration Date.

a) Delivery of Subleased Premises; Completion and Occupancy of Subleased Premises. Sublessor covenants and agrees to, at Sublessor's sole cost and expense, deliver possession of the Subleased Premises to Subtenant on the Commencement Date, free of all tenancies and occupancies in broom clean condition and having completed all demolition work on the Subleased Premises in accordance with Subtenant's demolition plans identified on Exhibit C annexed hereto ("Sublessor's Work"). Sublessor covenants and agrees to, at Sublessor's sole cost and expense, complete construction of an ADA bathroom described on Exhibit C at least thirty (30) days prior to the Rent Commencement Date.

b) Subtenant has examined the Subleased Premises and agrees, subject to the terms of this Sublease, to accept the same in its "as-is" condition and state of repair. Sublessor has not made and does not make any representations or warranties as to the physical condition of the Subleased Premises (including any latent defects in or to the Subleased Premises), the uses to which the Subleased Premises may be put, or any other matter or thing affecting or relating to the Subleased Premises, except as specifically set forth in this Sublease. Sublessor shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Subleased Premises for Subtenant's occupancy except as set forth on Exhibit C hereto.

c) The taking of occupancy or possession of the whole or any part of the Subleased Premises by Subtenant shall be conclusive evidence, as against Subtenant, that Subtenant accepts possession of the Subleased Premises so occupied and that the same were in good and satisfactory condition at the time such occupancy or possession was so taken.

(a) Provided Subtenant shall not be in default under the terms of this Sublease beyond the expira-tion of any applicable notice or cure period, Sublessor shall pay Subtenant for the cost of Subtenant's Work (as hereinafter defined) performed by Subtenant and/or Subtenant's contractors from time to time within twenty-four (24) months after the date hereof to prepare the Subleased Premises for Subtenant's use and occupancy, in an amount equal to $1,615,365.00 (which amount is hereinafter referred to as "Sublessor's Contribution"), upon the terms and conditions hereinafter set forth. At Sublessor's request from time to time as construction progresses, but not more frequently than one time each month, Sublessor, on not less than fifteen (15) days request from Subtenant, shall pay portions of Sublessor's Contribution to Subtenant, or, upon Subtenant's request, directly to Subtenant's contractors, subcontractors, materialmen, architects, and engineers, in an amount equal to the amounts incurred in connection with Subtenant's Work and not theretofore paid, or amounts then payable to Subtenant's contractors, subcontractors, materialmen, architects, engineers, consultants, and other firms and/or persons contracted by Subtenant to perform serv-ices on or in connection with the Subleased Premises, provided the same have not been the subject of a previous disbursement from the Sublessor's Contribution. In no event shall Sublessor be required to distribute more than ten checks with respect to any one payment request. Sublessor's obligation to make payments from the Sublessor's Contribution shall be subject to receipt of: (a) a request for such payment from Subtenant, (b) copies of all receipts, invoices and bills for the then currently billed work completed to the extent shown on the requisition and materials furnished (or for deposits paid thereon as required by the contract therefor) in connection with Subtenant's Work and incorporated (or to be incorporated with respect to items for which a deposit has been made) in the Subleased Premises (or with respect to architectural and engineering services rendered or other services rendered by a consultant or other entity or individual, copies of the receipts or invoices therefor), and to be paid from the requested disbursement, and (c) except with respect to disbursements solely for architectural and engineering services rendered, a certificate by the architect or engineer stating, in its opinion, that the portion of the Subtenant's Work theretofore completed and for which the disbursement (or any portion thereof) is requested was performed in a good and workmanlike manner and substantially in accordance with the final detailed plans and specifications for such Subtenant's Work as approved by Sublessor and Prime Landlord, or that any deposit made was required to be made under the applicable contract, and that the amount requested from Sublessor in such certificate is then due and payable from Subtenant or has theretofore been paid by Subtenant. Following the completion of Subtenant's Work, and as a condition to the payment of the final five (5%) percent of the Sublessor's Contribution, Subtenant shall deliver to Sublessor
(A) a certificate of the licensed architect or engineer employed by Subtenant certifying (i) the total cost of Subtenant's Work (which certification shall substantiate such total costs to the reasonable satisfaction of Sublessor) and
(ii) that Subtenant's Work has been performed and completed substantially in accordance with the provisions of this Sublease, all legal requirements and the plans and specifications theretofore approved by Sublessor and the Prime Landlord, (B) evidence reasonably satisfactory to Sublessor establishing that all sums due and owing to contractors, subcontractors and materialmen have been paid, including final lien waivers, and (C) if required by law, evidence reasonably satisfactory to Sublessor establishing that all governmental authorities (including, without limitation, the New York City Department of Buildings) have issued final approval of Subtenant's Work, Sublessor's Work and all other work in place performed by Subtenant in the Subleased Premises and have issued all permits and other approvals required for lawful occupancy of the Subleased Premises.

(b) As used herein, "Subtenant's Work" shall be deemed to mean the installation of fixtures, improvements and appurtenances attached to or built into the Subleased Premises in accordance with Subtenant's approved plans and specifications and the other requirements of this Sublease and the Prime Lease, and the fees and expenses of Subtenant's architect and engineer, and shall not include trade fixtures, machinery, equipment, furniture, furnishings and other articles of personal property.

(c) The right to receive payment for the cost of Subtenant's Work as set forth in this subsection 9(d) shall be for the exclusive benefit of Subtenant, it being the express intent of the parties hereto that, notwithstanding the right of Subtenant to direct Sublessor to make payments directly to any such firms, individuals, or entities, in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.

d) In the event the Sublessor's Contribution exceeds the cost of Subtenant's Work, then such excess, if any, shall be applied as a credit against the next installment of Sublease Rent until such excess has been exhausted. To the extent Subtenant's Work shall cost in excess of Sublessor's Contribution, Subtenant shall be entirely responsible for such excess.

e) As part of Subtenant's Work, Subtenant shall perform all work required for the Subleased Premises to comply with the Americans with Disabilities Act of 1990 ("ADA"), except as otherwise provided for in Section 9(a) hereof.

f) Sublessor hereby represents and warrants that to the best of its knowledge there is no asbestos in the Subleased Premises. In the event asbestos is discovered in the Subleased Premises after Subtenant's occupancy of the Subleased Premises for the operation of its business, and the asbestos is required by law to be removed, Subtenant shall promptly notify Sublessor and (i) Sublessor shall, within five (5) business days of such notification elect to either remove such asbestos from the Subleased Premises at Sublessor's cost, or authorize Subtenant to remove such asbestos, in which event Sublessor shall reimburse Subtenant for the reasonable costs and expenses incurred by Subtenant in removing such asbestos, and (ii) Subtenant shall receive a credit against Sublease Rent for each day that Subtenant is delayed in occupying the Subleased Premises for the conduct of its business as a result of the existence and required removal of such asbestos.

g) Sublessor hereby represents and warrants that it has no actual knowledge of any latent defects in or to the Subleased Premises.

h) Alterations. Except for painting, decorative and minor, non-structural changes which shall not require approval or consent of any party, Subtenant shall make no improvements, changes, additions, replacements or alterations ("Improvements") in, to, or about the Subleased Premises, including, without limitation, Subtenant's Work, without the prior written consent of Sublessor and, if the Prime Lease requires, the consent of Prime Landlord, to such Improvements. Sublessor agrees not to unreasonably withhold or delay its consent to any Improvements which comply with the provisions of subsections (a) through
(e) of Section 13.01 of the Prime Lease. In no event will Subtenant be permitted to make structural changes to the Subleased Premises.

i) In connection with any Improvements permitted hereunder, any insurance required to be maintained under the Prime Lease by the tenant thereunder shall be maintained by the Subtenant and shall name Sublessor and Prime Landlord as insured parties thereunder.

j) All Improvements to be made pursuant to this Section shall be made or contracted for by Subtenant and shall be performed at Subtenant's sole cost and expense. Subtenant further agrees to indemnify and hold Sublessor harmless from and against any and all claims that may be made against Sublessor arising out of or in connection with the Improvements except with respect to any matter insofar as it arises out of any negligence of Sublessor, its officers, employees, agents, servants, licensees or representatives.

k) Subtenant agrees to file, as required by law, any plans submitted in connection with any Improvements, and to comply with all applicable laws and regulations in connection with the Improvements.

l) All Improvements shall be performed by contractors approved by Sublessor and Prime Landlord and in accordance with Article 13 of the Prime Lease.

m) All Improvements installed in the Subleased Premises at any time, either by Subtenant or by Sublessor on Subtenant's behalf, shall become the property of Sublessor and shall remain upon and be surrendered with the Subleased Premises unless the terms of the Prime Lease, or any consent Sublessor or Prime Landlord shall have given to Subtenant in connection therewith shall expressly require their removal, in which event the same shall be removed from the Subleased Premises by Subtenant at the expiration of the term of this Sublease, at Subtenant's expense. Upon removal of any item as may be permitted or required hereunder, Subtenant shall immediately, and at its expense, repair and restore the Subleased Premises to the condition existing prior to installation of Subtenant's improvements, and repair any damage to the Subleased Premises or the Building due to such removal. All property permitted or required to be removed by Subtenant at the end of the term remaining in the Subleased Premises after Subtenant's removal shall be deemed abandoned and may, at the election of Sublessor, either be retained as Sublessor's property or be removed from the Subleased Premises by Sublessor at Subtenant's expense. Nothing contained in this subparagraph shall be construed as prohibiting Subtenant from removing its furniture, furnishings and Subtenant's movable trade fixtures from the Subleased Premises. Anything to the contrary herein notwithstanding, Subtenant shall have no obligation to remove (i) improvements made to the Subleased Premises by Sublessor prior to the date hereof, (ii) Sublessor's Work, or (iii) Subtenant's Work, or to restore the Subleased Premises to the condition existing prior to the date hereof or prior to the installation of the foregoing items.

n) Subtenant understands and agrees that Sublessor shall neither do, nor be required or obligated to make, any repairs, alterations or improvements for Subtenant in connection with the Subleased Premises, including without limitation, painting, finishing, plastering or decorating, but that Sublessor shall use its diligent efforts to induce Prime Landlord to complete all repairs for which it is responsible under the Prime Lease.

5. Care of Subleased Premises. Subtenant shall, at its expense, take good care of the Subleased Premises and the appurtenances therein and make all repairs thereto, as and when needed to preserve them in good order and condition, as required pursuant to the terms of the Prime Lease.

a) Assignment and Subletting. Neither this Sublease nor the term and estate granted hereby shall be voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, mortgaged, pledged, hypothecated or otherwise encumbered and neither the Subleased Premises, nor any part of the Subleased Premises, nor any of Subtenant's property that is incorporated into, affixed to or made a part of the Subleased Premises shall be encumbered or sublet or used or occupied or utilized for desk space or mailing privileges by anyone other than Subtenant, without Sublessor's and Prime Landlord's prior written consent in each instance.

b) If Subtenant's interest in this Sublease is assigned in violation of the provisions of this Section 12, such assignment shall be void and of no force and effect; provided, however, that Sublessor may collect an amount equal to the then Sublease Rent plus any other item of rental from the assignee as a fee for its use and occupancy, and shall apply the net amount collected to the Sublease Rent and other items of rental reserved in this Sublease. If the Subleased Premises or any part thereof are sublet to, or occupied by, or used by, any person other than Subtenant, whether or not in violation of this Section 12, Sublessor, after any default by Subtenant under this Sublease, may collect any item of rental or other sums paid by the sub-subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Sublease Rent and other items of rental reserved in this Sublease. No such assignment, subletting, occupancy or use, whether with or without Sublessor's prior consent, nor any such collection or application of rental or fee for use and occupancy, shall be deemed a waiver by Sublessor of any term, covenant or condition of this Sublease or the acceptance by Sublessor of such assignee, sub-subtenant, occupant or user as a sub-subtenant hereunder. The consent by Sub-lessor to any assignment, subletting, occupancy or use shall not relieve Subtenant from its obligation to obtain the express prior consent of Sublessor to any further assignment, subletting, occupancy or use. Subtenant shall pay to Sublessor a reasonable processing fee and the reasonable attorneys' fees and disbursements incurred by Sublessor in connection with any proposed assignment of Subtenant's interest in this Sublease or any proposed subletting of the Subleased Premises or any part thereof. Neither any assignment of Subtenant's interest in this Sublease nor any subletting, occupancy or use of the Subleased Premises or any part thereof by any person other than Subtenant, nor any collection of rental by Sublessor from any person other than Subtenant as provided in this subsection (b), nor any application of any such rental as provided in this subsection (b) shall, in any circumstances, relieve Subtenant of its obligations under this Sublease on Subtenant's part to be observed and performed, including Subtenant's liability for payment of Sublease Rent hereunder, and Subtenant's liability hereunder shall continue notwithstanding any subsequent modi-fication or amendment hereof or the release of any subsequent sub-subtenant hereunder form any liability, to all of which Subtenant hereby consents in advance. Any person or entity to which this Sublease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Sublease on and after the date of such assignment. Any such assignee shall execute and deliver to Sublessor upon demand an instrument confirming such assumption.

c) Any consent by Sublessor that may hereafter be given to any act of assignment, transfer, mortgage, pledge, encumbrance or subletting shall be held to apply only to the specific transaction thereby approved. Such consent shall not be construed as a waiver of the duty of Subtenant, or its successors or assignees to obtain from Sublessor and Prime Landlord consent to any other subsequent assignment, transfer, mortgage, pledge, encumbrance or subletting or as a modification or limitation of the rights of Sublessor with respect to the foregoing covenants by Subtenant.

d) If at any time Subtenant desires to sub-sublet a portion of the Subleased Premises or assign this Sublease, Subtenant shall have the right so to sub-sublet or assign, as the case may be, with the prior approval of Sublessor, provided that (i) Prime Landlord shall have consented to such sub-subletting or assignment, as the case may be, (ii) Subtenant shall comply with the terms and provisions of the Prime Lease, and any additional terms and provisions which are contained in any consent delivered by Prime Landlord to Subtenant and Sublessor in connection with this Sublease and which are permitted by the Prime Lease to be contained in any such consent delivered by Prime Landlord, (iii) Subtenant shall submit to Sublessor the name and address of the proposed sub-subtenant or assignee, as the case may be, its proposed use of the Subleased Premises, a reasonably detailed description of such proposed sub-subtenant's or assignee's business and any other information about such proposed sub-subtenant or assignee reasonably requested by Sublessor, and (iv) Subtenant shall have complied with the provisions of this Section 12 as follows:

B. The subletting or assignment, as the case may be, shall be an arms-length transaction with an unrelated third party;

C. The proposed sub-subtenant or assignee, as the case may be, shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, and any such proposed sub-subtenant or assignee shall be subject to the service of process in, and the jurisdiction of the courts of, New York State;

D. The proposed occupancy shall not impose a material extra burden upon the Building equipment or Building services;

E.       In the case of a sub-sublease:

                  (1) The subletting shall be for a term ending not later than one day prior to the Expiration Date;

                  (2) The proposed sub-sublease shall prohibit any subletting without Prime Landlord's and Sublessor's consent;

                  (3) The proposed sub-sublease shall be expressly subject and subordinate to all of the terms of the Prime Lease and this Sublease;

                  (4) The proposed subletting shall be for use and occupancy as permitted under the Prime Lease;

                  (5) No space shall be publicly advertised for subletting at a rental rate less than the rate then being asked by Prime Landlord or Sublessor for similar space in the Building, but nothing herein contained shall be deemed to prohibit Subtenant from listing the space with brokers or negotiating or consummating a sublease at a lesser rate of rent; and

                  (6) At no time shall there be more than three (3) entities, including Subtenant, occupying the Subleased Premises.

         (f) Subtenant shall reimburse Sublessor and Prime Landlord on demand for any reasonable costs that may be incurred by Sublessor and any costs whatsoever that may be incurred by Prime Landlord in connection with any such sub-subletting or assignment, as the case may be, including, without limitation, the costs of making investigation to determine compliance with the provisions of this Section 12. Provided Subtenant complies with all of the terms and provisions of this Section 12, Sublessor shall not unreasonably withhold or delay its consent to a proposed sub-subletting or assignment by Subtenant.

         (g) Subject to complying with the terms of the Prime Lease, and obtaining the consent of the Prime Landlord, if required, Subtenant may assign this Sublease or sublet all as a portion of the Subleased Premises (a) to a corporation into or with which Subtenant is merged or consolidated or with an entity to which substantially all of Subtenant's assets are transferred, (b) if Subtenant is a partnership with a successor partnership, or (c) with an entity which controls or is controlled by Subtenant or is under common control with Subtenant. For purposes of this Section 12 "controls" shall be deemed to mean
(i) direct ownership of 51% or more of the voting stock of a corporation or 51% or more of the legal and equitable interest of any other business entity and (b) the right and power to direct or cause the direction of the management and policies of such entity.

         (h) Subject to the provisions of Section 9.10 of the Prime Lease, if Subtenant shall sub-sublet all or any portion of the Subleased Premises, or assign this Sublease, in accordance with this Sublease, and the rents or other consideration received by Subtenant under a sub-sublease or assignment shall exceed the rents reserved hereunder that are allocable to the premises sub-sublet, the excess shall be applied by Subtenant to reasonable brokerage commissions, reasonable advertising fees, reasonable legal fees and the costs of any improvements incurred by Subtenant directly in connection with and allocable to the sub-subletting, and fifty (50%) percent of the balance of such excess shall be paid by Subtenant to Sublessor as and when received.

         (i) Notwithstanding anything contained in this Section 12 to the contrary, in connection with the leasing of office furnishings and equipment only, Subtenant shall be permitted to grant permission under any such lease agreements whereby the lessors thereunder may enter upon or into the Subleased Premises in order to exercise any remedies such parties may have under such lease agreements which require access to such furniture or equipment. Furthermore, nothing contained herein shall prevent Subtenant from pledging its interest hereunder as security for the purchase by Subtenant of any office furnishings or equipment to be used in the Subtenant's business conducted at the Subleased Premises.

         Services. Subtenant acknowledges that Sublessor will not, and shall not be required to, furnish Subtenant any facilities or services of any kind whatsoever, including, but not limited to, elevator service, cleaning, window cleaning, hot or cold water, heat, ventilation, air conditioning, etc., and Subtenant shall look solely to Prime Landlord for the furnishing of such services provided to be furnished to the Subleased Premises pursuant to the Prime Lease.

a) Except as provided below, Sublessor shall not be liable in any way to Subtenant for any failure, inadequacy or defect in the character or supply of any facility or service to the Subleased Premises.

b) Subtenant shall be entitled to the services and repairs which the Prime Landlord is and may be obligated to furnish or make to or in the Subleased Premises pursuant to the terms of the Prime Lease. Sublessor shall in no event be liable to Subtenant nor should the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on the Prime Landlord's part in furnishing such ser-vices or in making such repairs unless such failure or delay results from Sublessor's being in default under the Prime Lease or from Sublessor's willful misconduct or gross negligence. If the Prime Landlord shall default in any of its obligations to Sublessor with respect to the Subleased Premises, Subtenant shall be entitled to participate with Sublessor in the enforcement of Sublessor's rights against the Prime Landlord, but Sublessor shall not be obligated to bring any action or proceeding or to take any steps to enforce Sublessor's rights against Prime Landlord except that Sublessor agrees, upon notice from Subtenant, to make demand upon Prime Landlord to perform its obligations under the Prime Lease with respect to the Subleased Premises.

c) If Prime Landlord shall be entitled to any payment or remuneration by reason of additional services provided at the request of Subtenant or for any other reason specified in the Prime Lease resulting from acts or omissions of Subtenant, Subtenant shall pay the same promptly upon demand as additional rent hereunder.

d) Sublessor shall, prior to the Commencement Date, and at the sole cost and expense of Subtenant, (i) provide Subtenant with at least twenty (20) directory listings on the directory in the lobby of the Building and (ii) secure signage rights on the floor on which the Subleased Premises are located in accordance with the Building's Rules and Regulations and the terms of the Prime Lease.

e) Electricity. Subtenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Building. Subtenant shall not use any electrical equipment or accessories in the Subleased Premises other than for normal office use without the prior written consent of Sublessor, which consent shall not be unreasonably withheld, delayed, or conditioned.

f) Subtenant agrees to purchase from Sublessor all electricity consumed, used or to be used in the Subleased Premises on a submetered basis. The amount of electricity consumed at the Subleased Premises shall be determined by meter or meters or related equipment installed by Sublessor at Sublessor's expense.

g) After the Commencement Date, Sublessor shall, from time to time, furnish Subtenant with a statement indicating the appropriate period during which the Usage (as defined in the Prime Lease; provided, however, that the phrase "Subleased Premises" shall be substituted for the phase "Demised Premises" as used in the definition of Usage in the Prime Lease) was measured, the Average Kilowatt Hour Cost (as defined in the Prime Lease), during such period, and the amount of Tenant's Costs (as defined in the Prime Lease) payable by Subtenant to Sublessor for furnishing electrical current during such period. Such statement shall be accompanied by a copy of the Prime Landlord's invoices delivered pursuant to Section 16.05 of the Prime Lease for the applicable billing period. Within fifteen (15) days after receipt of each such statements, Subtenant shall pay the amount of Tenant's Costs set forth thereon to Sublessor as additional rent.


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
h) Damage; Destruction. If the Subleased Premises shall be damaged by fire or other casualty or be condemned or taken in any manner for a public or quasi-public use, Subtenant agrees that it shall be the obligation of the Prime Landlord, and not of the Sublessor to repair, restore or rebuild the Subleased Premises, to the condition which exists on the date hereof.

i) If the entire Subleased Premises shall be rendered untenantable by reason of any such damage, the Subleased Rent and any additional rent shall abate for the period from the date of such damage to the date when such damage shall have been repaired, and if only a part of the Subleased Premises shall be so rendered untenantable, the Subleased Rent and any additional rent shall abate for such period in the proportion in which the area of the part of the Subleased Premises so rendered untenantable bears to the total area of the Subleased Premises. However, if, prior to the date when all of such damage shall have been repaired, any part of the Subleased Premises so damaged shall be rendered tenantable and shall be used or occupied by Subtenant or any person or persons claiming through or under Subtenant, then the amount by which the Subleased Rent and any additional rent shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when all such damage shall have been repaired. Subtenant hereby expressly waives the provisions of Section 227 of the New York Real Property Law, and of any successor law of like import then in force, and Subtenant agrees that the provisions of this Article shall govern and control in lieu hereof.

j) If the Prime Lease shall be terminated by either party thereto pursuant to Section 22.03 thereof, this Sublease shall terminate on and as of the same date, without any liability of either party to the other on account thereof.

k) If the Prime Lease shall terminate or be terminated (by either party thereto) pursuant to Section 23.01 or 23.02 thereof, this Sublease shall terminate on and as of the same date, without liability of either party to the other on account thereof.

l) If any part of the Building shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose and this Sublease shall not terminate pursuant to subsection 15(c), then

m) (1) this Sublease shall continue in full force and effect except as provided below, and

n) (2) (A) if all of the Subleased Premises shall be so taken, then, on the date of such taking, this Sublease shall terminate, without liability of either party to the other on account thereof, and (B) if any part, but not all, of the Subleased Premises shall be so taken then (i) on the date of such taking, this Sublease shall terminate as to such part of the Subleased Premises, without liability of either party with respect to such part on account thereof, and (ii) from and after such date, the rents hereunder shall be reduced pro-rata according to the rentable area of such part of the Subleased Premises.

o) In no event shall Subtenant be entitled to any portion of any award in any proceeding with respect to any taking and Subtenant hereby assigns to Sub-lessor any such portion or interest which it may have by operation of law; provided, however, that Subtenant shall have the same rights as Sublessor under
Section 23.04 of the Prime Lease.

p) In case of any termination of this Sublease (in whole or in part) pursuant to this Section 15, rents shall be adjusted as of the date of termination, and any prepaid rents shall be refunded.

q) Insurance. Subtenant understands that Sublessor will not carry insurance of any kind on Subtenant's goods, furniture or furnishings or on any fixtures, equipment, improvements, installations or appurtenances removable by Subtenant and that neither Prime Landlord nor Sublessor shall not be obligated to repair any damage thereto or replace same.

r) Subtenant shall maintain comprehensive general public liability insurance in respect of the Subleased Premises and the conduct and operation of business therein, with Sublessor and the Prime Landlord as additional insureds, in amounts reasonably acceptable to Sublessor and Prime Landlord (but not in excess of

$5,000,000)(the "Insurance"). Subtenant shall deliver to Sublessor a certificate of insurance prior to the Commencement Date. Subtenant shall procure and pay for renewals of the Insurance prior to expiration and Subtenant shall use its best efforts to deliver to Sublessor and the Prime Landlord such renewal policy or certificate of insurance at least thirty (30) days prior to the expiration of any existing policy and in no event longer than ten (10) days after the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in the State of New York, and all such policies shall contain a provision whereby the same cannot be cancelled unless Sublessor and the Prime Landlord are given at least thirty (30) days' prior written notice of such cancellation.

s) Surrender of Subleased Premises. Upon the expiration or other termination of the term, Subtenant shall (i) quit and surrender to Sublessor the Subleased Premises, broom clean, in good order and condition, ordinary wear and tear and damage by casualty ex-cepted, and (ii) remove all of its property as herein provided, and all Improvements (excluding any Subtenant Work) installed on or after the date hereof by, or on behalf of, Subtenant which, pursuant to the terms of the Prime Lease Sublessor and/or Subtenant are required to remove. Subtenant's obligation to observe or perform this covenant shall survive the termination of this Sublease.

t) If Subtenant shall fail to duly and timely surrender the Subleased Premises in accordance with the terms and conditions of this Sublease and the Prime Lease, either at the expiration of the term of this Sublease, upon the occurrence of a default which continues beyond the expiration of applicable grace or cure periods, or upon the occurrence of any other event causing the termination of this Sublease (a "Holdover"), in addition to all of the rights and remedies available to Sublessor under this Sublease and the Prime Lease, in equity or in law, it is understood that Sublessor may elect, by notice to Subtenant, to treat Subtenant as a holdover upon a month-to-month basis at a rent equal to the great-er of (i) the then current fair market rental value of the Subleased Premises, or (ii) one and one-half times the Sublease Rent and additional rent per month which Subtenant was required to pay during (or in the case of additional rent, on account of or attributable to) the calendar month immediately prior to termination. If the Subleased Premises are not surrendered upon termination, then Subtenant shall indemnify and hold harmless Sublessor against any actual loss, costs, liability or expenses (including attorneys fees) resulting from the failure to surrender, including any and all claims made by Prime Landlord or any succeeding lessee or subtenant founded upon such delay or failure to vacate the Subleased Premises. Nothing contained in this subsection (b) shall be deemed to give to Subtenant any right to fail to surrender possession or to hold over, and the provisions of this subsection (b) shall not constitute an offer to rent on a month-to-month basis or at the rent set forth above.

(i) Notices. Any notice, statement, demand, consent, approval, advice or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Sublease or pursuant to any applicable law or requirement of public authority (collectively, "Notice") shall be in writing and shall be deemed to have been properly given, rendered or made only if sent by personal delivery (or recognized overnight courier), receipted by the party to whom addressed, or by registered or certified mail, return receipt requested, posted in a United States post office station or depositary in the continental United States, addressed to Subtenant prior to the Commencement Date at its address first above written, and thereafter, at 150 Clove Road, 10th Floor, Little Falls, New Jersey, Attention: General Counsel, and a copy thereof shall be sent to Scarinci & Hollenback, 500 Plaza Drive, Secaucus, New Jersey, Attention: Victor E. Kinon, or to Sublessor, c/o Insignia/Edward S. Gordon Company, Inc., 200 Park Avenue, New York, New York 10166, Attention: Mitchell Rudin and Roger Kahn, and a copy thereof shall be sent to Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, Attention: Richard R. Kalikow.

(ii) Either party may, by Notice actually received, designate (i) a different address in the United States for Notices intended for it, and (ii) require the other party to provide a copy of any Notices to any other person at any other address in the United States.

2. Termination of Prime Lease. If for any reason the term of the Prime Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Subtenant by reason thereof unless such termination is due to a breach by Sublessor of its obligations under the Prime Lease or this Sublease, or by affirmative act or agreement between Sublessor and Prime Landlord in which event Sublessor shall be fully liable to Subtenant for all actual damages occasioned to Subtenant by such cancellation.

3. Brokerage. Subtenant and Sublessor represent to each other that they have dealt with no broker in connection with this Sublease other than CB Commercial Real Estate Group, Inc. and Insignia/Edward S. Gordon Company, Inc. (collectively, the "Brokers") and that no broker brought about or was involved in the negotiation of this Sublease other than Brokers. Subtenant and Sublessor shall indemnify and hold each other harmless from and against all losses, costs, damages, expenses and liabilities including, without limitation, reasonable attorneys' fees, resulting from any claims that may be made for a commission, fee or other compensation by reason of this Sublease by any broker or person with whom Subtenant or Sublessor has dealt in connection herewith other than the Brokers.

4. Consent of Sublessor. In any instance when Sublessor's consent or approval is required under this Sublease, Sublessor's refusal to consent or to approve any matter or thing shall be deemed reasonable, if such consent or approval has not been obtained from Prime Landlord after Sublessor has used its best efforts to obtain such approval.

a) Security. Subtenant shall deposit with Sublessor on the signing of this Sublease, an irrevocable letter of credit (such letter of credit and any renewal thereof is hereinafter referred to as, the "Letter of

Credit"), in form and substance reasonably acceptable to Sublessor and from a New York clearing-house bank or such other bank reasonably acceptable to Sublessor, which Letter of Credit shall be in the amount of Six Hundred Twenty Eight Thousand One Hundred Ninety Seven and 50/100 ($628,197.50) Dollars payable in the City of New York at the demand of Sublessor solely upon presentation of a sight draft accompanied by a statement executed by an officer or authorized representative of Sublessor certifying under oath that a default under this Sublease has occurred and is continuing. Subtenant agrees to deposit with Sublessor, each year during the term of this Sublease, a renewal of the Letter of Credit at least thirty (30) days prior to the expiration of the outstanding Letter of Credit. Provided no default shall have occurred and be continuing, on the second anniversary of the Rent Commencement Date, the amount of the Letter of Credit shall be reduced to $418,798.34. Provided no default shall have occurred and be continuing on the fourth anniversary of the Rent Commencement Date, the amount of the Letter of Credit shall be reduced to $314,098.76 (the amount required to be posted at any time during the Term being hereinafter referred to as the "Required Amount").

b) Tenant agrees that if any default shall have occurred and after notice by Sublessor, is not cured within the applicable grace period provided in this Sublease, or Subtenant fails to renew the outstanding Letter of Credit prior to the thirty (30) day period as provided in the preceding sentence, Sublessor may draw the entire proceeds of the Letter of Credit and apply the whole or any part of such proceeds to the extent required for the payment of any Sublease Rent or any other item of additional rent as to which Subtenant is in default or for any sum which Sublessor may expend or may be required to expend by reason of Subtenant's default in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the reletting of the Subleased Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other reentry by Sublessor. Sublessor may retain any of the proceeds drawn under the Letter of Credit and not applied as hereinabove provided as continued security for the faithful performance by Subtenant of the terms, covenants and conditions of this Sublease. Notwithstanding anything in this subparagraph (b) to the contrary, in the event that a default giving rise to Sublessor's rights under this subparagraph (b) is of a non-monetary nature, Sublessor shall only be permitted to draw proceeds under the Letter of Credit up to an amount as is necessary to cure such non-monetary default.

c) In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, Sublessor shall execute and deliver to Subtenant a written consent to the cancellation of the Letter of Credit and shall return the outstanding Letter of Credit to Subtenant within five (5) days after the Expiration Date and after the delivery of the entire Subleased Premises to Sublessor. In the event of a sale, conveyance or transfer of Sublessor's interest in this Sublease, and provided that the vendee, transferee, or lessee agrees in writing (a copy of which shall be delivered to Subtenant) to be bound by the provisions of this Sublease, Sublessor shall have the right to transfer the Letter of Credit to the vendee, transferee or lessee and upon such actual transfer Sublessor shall thereupon be released by Subtenant from all liability for the return of such Letter of Credit and Subtenant agrees to look solely to the new sublessor for the return of said Letter of Credit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit to a new sublessor. Subtenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit and that neither Sublessor nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

d) If Sublessor applies or retains any part of the proceeds of the Letter of Credit, Subtenant shall not be deemed to have cured the default which gave rise to the application or retention of any part of the proceeds of the Letter of Credit unless Subtenant shall have deposited with Sublessor, within ten (10) days after demand therefor, the amount so applied or retained, so that

Sublessor shall have the Required Amount on deposit at all times during the Term.

e) Whenever Sublessor draws down on the entire Letter of Credit as a result of Subtenant's failure to timely deposit a new letter of credit or a replacement letter of credit as required pursuant to Section 22(a) above, Sublessor agrees that it shall hold the proceeds thereof in excess of the portion applied by Sublessor as a result of any applicable default by Subtenant, as the security hereunder (in which case such cash shall constitute trust funds and Sublessor shall deposit such trust funds into an interest bearing account). Notwithstanding the terms of the preceding sentence, if Subtenant shall at any time thereafter deliver a new letter of credit in the Required Amount, then Sublessor shall promptly refund to Subtenant such cash as have not been applied by Sublessor pursuant to the terms of this Sublease, together with all interest earned thereon, less a one (1%) percent administrative fee.

f) Subtenant may, at its option, and at any time during the term of this Sublease, substitute cash in the Required Amount, deposited in an interest bearing account, for the Letter of Credit.

5. Sublessor's Obligations. Subject to the provisions of Section 5(e) hereof:

6. (a) Sublessor agrees, with respect to the Subleased Premises during the term of this Sublease, to perform and comply with the terms, provisions, covenants and conditions of the Prime Lease and not to act or suffer or permit anything to be done which would result in a default under the Prime Lease or cause the Prime Lease to be terminated or forfeited.

7. (b) Sublessor agrees to cooperate with Subtenant in obtaining the consent of the Prime Landlord where any such consent is required by this Sublease, and will act reasonably with respect to any consent requested by Subtenant in connection with this Sublease, provided, however, that Subtenant shall pay Sublessor the costs of obtaining such consent charged to Sublessor by Prime Landlord as well as such other reasonable costs of obtaining such consent (including, without limitation, reasonable attorneys' fees).

(1) Partnership Subtenant. If Subtenant is a partnership or if Subtenant's interest in this Sublease shall be assigned to a partnership pursuant to Section 12 hereof (any such partnership is referred to in this Section 24 as the "Partnership Subtenant"), the following provisions shall apply to such Partnership Subtenant: the liability of each of the general partners comprising Partnership Subtenant shall be joint and several; each of the general partners comprising Partnership Subtenant hereby consents in advance to, and agrees to be bound by (x) any written instrument which may hereafter be executed by Partnership Subtenant or any successor partnership, changing, modifying, extending or discharging this Sublease, in whole or in part, or surrendering all or any part of the Subleased Premises to Sublessor, and (y) any notices, demands, requests or other communications which may hereafter be given by Partnership Subtenant; any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Subtenant or to any of such general partners shall be binding upon Partnership Subtenant and all such general partners; if

Partnership Subtenant shall admit new general partners, all of such new general partners shall, by their admission to Partnership Subtenant, be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Sublease on Subtenant's part to be observed and performed; and Partnership Subtenant shall give prompt notice to Sublessor of the admission of any such new general partners, and upon demand of Sublessor, shall cause such new general partners to execute and deliver to Sublessor an agreement in form reasonably satisfactory to Sublessor, wherein each such new general partner shall assume joint and several liability for the performance of all the terms, covenants and conditions of this Lease on Subtenant's part to be observed and performed.

8. Condition Precedent. (a) This Sublease is conditioned upon (the "Condition Precedent") the delivery to Subtenant of a Subtenant's Non-Disturbance Agreement (as defined in the Prime Lease) from Prime Landlord pursuant to Section 9.12 of the Prime Lease, a request for which Sublessor shall transmit to Prime Land-lord within five (5) days of the date hereof with a copy of such request sent to Subtenant. In connection with the delivery of Subtenant's Non-Disturbance Agreement, Subtenant agrees that in connection with any direct lease to be entered into between Subtenant and Prime Landlord, the Sublease Rent and additional rent payable hereunder shall be modified to comply with the provisions of Section 9.12(2)(d) of the Prime Lease. If the Condition Precedent is not satisfied within forty five (45) days from the date hereof, Subtenant may deliver a notice ("Termination Notice") to Sublessor electing to terminate this Sublease, and in the event the Condition Precedent is not satisfied within five
(5) days after the delivery of a Termination Notice, this Sublease shall be deemed null and void and of no force or effect. If the Condition Precedent is not satisfied within ninety (90) days from the date hereof, Sublessor may deliver a Termination Notice to Subtenant electing to terminate this Sublease, and in the event Subtenant does not waive the Condition Precedent within five
(5) days of the delivery of a Ter-
mination Notice by Sublessor, this Sublease shall be deemed null and void and of no force or effect.

9. Applicable Law. This Sublease and all of its terms and provisions shall be construed in accordance with the laws of the State of New York.

10. Renewal Term. (a) Provided that (i) this Sublease shall not have been previously terminated, and (ii) no default shall have occurred and be continuing hereunder on (x) the date Subtenant gives Sublessor written notice (the "Renewal Notice") of Subtenant's election to exercise the Renewal Option (as hereinafter defined), and (y) the Expiration Date, Subtenant shall have the option (the "Renewal Option") to extend the Term of this Sublease for one (1) additional period of approximately five (5) years (the "Renewal Term"), which Renewal Term shall commence on the date immediately succeeding the Expiration Date and end on December 31, 2012 (in which case, such date shall be deemed the Expiration
Date). The Renewal Option may be exercised with respect to the entire Subleased Premises only and shall be exercisable by Subtenant delivering the Renewal Notice to Sublessor on or before the date which is six (6) months prior to the Expiration Date (the "Renewal Notice Date"). Time is of the essence with respect to the giving of the Renewal Notice on or before the Renewal Notice Date, and in the event Subtenant does not deliver the Renewal Notice to Subtenant on or before the Renewal Notice Date, this Section 27 shall be void and of no force or effect. Upon the giving of the Renewal Notice, Subtenant shall have no further right or option to extend or renew the term of this Sublease.

11. (b) If Subtenant exercises the Renewal Option, the Renewal Term shall be upon the same terms, covenants and conditions as those contained in this Sublease, except that (i) the annual Sublease Rent payable pursuant to Section 4 hereof shall be equal to the greater of (x) the then-escalated Sublease Rent in effect as of the expiration of the original term hereof or (y) the Fair Market Rent as determined pursuant to Section 28 hereof, (ii) the Operating Expense Base for the Renewal Term shall be deemed to be the actual Operating Expenses for the twelve month period following the first day of the Renewal Term, (iii) the Base Tax Year for the Renewal Term shall be deemed to be the real estate tax fiscal year in which the first day of the Renewal Term falls, and (iv) the provisions of subsection (a) of this Section 27 relative to Subtenant's right to renew the Term of this Sublease shall not be applicable during the Renewal Term.

12. Determination of Fair Market Rent. (a) For purposes of this Sublease, the term "Fair Market Rent" shall mean the fair market value of the Subleased Premises determined as if the Subleased Premises were available in the then rental market for comparable first class buildings in midtown Manhattan located south of the north side of 42nd Street and assuming that Sublessor has had a reasonable time to locate a subtenant who rents with the knowledge of the uses to which the Subleased Premises can be adapted, and that neither Sublessor nor the prospective subtenant is under any compulsion to rent.

13. In determining Fair Market Rent, the appraisers shall take into account all appropriate factors, including, but not limited to the fact that the Subtenant shall not be entitled to any credit against the Sublease Rent or work allowance, if such credits or work allowances are customary in the marketplace at the time of the determination of Fair Market Rent.

14. For purposes of determining the Fair Market Rent, the following procedure shall apply:

(1) Upon delivery of the Renewal Notice, Sublessor and Subtenant shall enter into negotiations to determine the Fair Market Rent.

(2) If Sublessor and Subtenant shall not have agreed on the Fair Market Rent on or before June 30, 2007, then Sublessor shall appoint an independent real estate appraiser ("Sublessor's Appraiser") and Subtenant shall appoint an independent real estate appraiser ("Subtenant's Appraiser"). If Sublessor's Appraiser and Subtenant's Appraiser shall be unable to reach a mutual determination of the Fair Market Rent within a ninety (90) day period, both of the Appraisers shall jointly select a third independent real estate appraiser ("Third Appraiser") whose fee shall be borne equally by Sublessor and Subtenant. In the event that Sublessor's Appraiser and Subtenant's Appraiser shall be unable to jointly agree on the designation of the Third Appraiser within five (5) days after they are requested to do so by either party, then the parties agree to allow the American Arbitration Association or any successor organization to designate the Third Appraiser in accordance with the rules, regulations and/or procedures then obtaining of the American Arbitration Association or any successor organization.

(3) The Third Appraiser shall conduct such hearings and investigations as he may deem appropriate and shall, within ninety (90) days after the date of designation of the Third Appraiser, choose either Sublessor's Appraiser's or Subtenant's Appraiser's determination, and such choice by the Third Appraiser shall be conclusive and binding upon Sublessor and Subtenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section, including the expenses and fees of any Appraiser selected by it in accordance with the provisions of this

Section. Any Appraiser appointed pursuant to this Section shall be an independent real estate appraiser with at least ten (10) years' experience in leasing and valuation of properties which are similar in character to the Building, and a member of the American Institute of Appraisers or the National Association of Real Estate Appraisers. The Appraisers shall not have the power to add to, modify or change any of the provisions of this Sublease.

(4) (c) After a determination has been made of the Fair Market Rent, the parties shall execute and deliver to each other an instrument setting forth the Fair Market Rent hereinabove determined.

(5) (d) If, for any reason whatsoever, the Fair Market Rent shall not have been determined pursuant hereto by the commencement of the Renewal Term, then Subtenant shall pay to Sublessor in monthly installments until such determination, on account of the Sublease Rent, an amount equal to the monthly installment of Sublease Rent payable on December 1, 2007. Following a final determination of Fair Market Rent, a reconciliation shall be made as follows: (i) if the monthly installments of Sublease Rent determined pursuant hereto are less than the amounts Subtenant had paid on account thereof, Subtenant shall be entitled to a credit against the next monthly installments of Sublease Rent in the amount of such overpayment of Sublease Rent, and (ii) if the monthly installments of Sublease Rent determined pursuant hereto are more than the amounts Subtenant had paid on account thereof, Subtenant shall pay to Sublessor within thirty (30) days of such final determination the amount of any underpayment of Sublease Rent due.

15. Expansion Option. (a) Sublessor represents that a portion of the ninth floor of the Building (the "Kodak Space") is currently subleased by Sublessor to Eastman Kodak Company ("Kodak") and that the entire eleventh floor of the Building (the "Danka Space") (the Danka Space and the Kodak Space are hereinafter referred to as the "K/D Space") is subleased by Sublessor to Kodak pursuant to a sublease which was assigned by Kodak to Danka Business Systems PLC ("Danka"). The term of the subleases for both the Kodak Space and the Danka Space expires on August 30, 1999.

16. (b) Sublessor agrees that, provided no default shall have occurred and be continuing after applicable notice and grace periods, if any, hereunder during the period from February 1, 1999 through August 1, 1999, and provided further that on February 1, 1999 the portion of the K/D Space which is not otherwise subleased to Kodak, Danka, or their respective affiliates, for a term expiring after August 30, 1999 consists of either (i) the entire Kodak Space or
(ii) in excess of 15,000 square feet of the Danka Space (the "Expansion Condition"), Subtenant shall have a one-time option to sublease from Sublessor the Kodak Space, in the event no portion of the Kodak Space is subleased to Kodak, Danka, or their respective affiliates, or in the event the Kodak Space is subleased to Kodak, Danka, or their respective affiliates, such portion of the Danka Space as is not subleased to Kodak, Danka or their respective affiliates, but not in excess of 20,000 square feet of the Danka Space, for the balance of the remaining term of this Sub-lease, and any renewal term, subject to the provisions hereinafter set forth. Anything to the contrary herein notwithstanding, Sublessor shall have the absolute right to sublease all or any portion of the K/D Space to Kodak, Danka, or any of their affiliates for a term which expires after August 30, 1999.

17. (c) Provided that the Expansion Condition occurs, Sublessor shall, on or before March 1, 1999, send Subtenant written notice (the "Availability Notice") of the availability for subleasing by Subtenant a portion of either the Kodak Space, or the portion of the Danka Space (not to exceed 20,000 square feet) which is not subleased to Kodak, Danka or their respective affiliates (the "Expansion Space"). Subtenant shall have a period of thirty (30) days, time being of the essence, from the date of Subtenant's receipt of the Availability Notice to deliver a written notice (the "Acceptance Notice") electing to sublease the Expansion Space from Sublessor for the balance of the term of this Sublease and any renewal term. In the event Subtenant does not deliver the Acceptance Notice within thirty (30) days following its receipt of


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
the Availability Notice, the provisions of this Section 29 shall be null and void and of no further force and effect.

18. (d) In the event Subtenant shall deliver the Acceptance Notice to Sublessor, the Expansion Space shall be added to the Subleased Premises on the later of September 1, 1999, or the date that the Expansion Space shall cease to be occupied, and Subtenant shall occupy the Expansion Space in accordance with all of the terms and conditions of this Sublease subject to the following:

19. (i) The Sublease Rent to be paid by Subtenant for the Expansion Space shall be the greater of (x) the escalated Sublease Rent being paid by Subtenant as of September 1, 1999, multiplied by the number of square feet in the Expansion Space, or (y) 95% of the fair market value of the Expansion Space determined in accordance with the provisions of Section 28 hereof.

20. (ii) Subtenant's Proportionate Share shall be increased by the percentage which is the equivalent of a fraction, the numerator of which is the number


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
of square feet in the Expansion Space, and the denominator of which is 837,297.

21. (iii) The Expansion Space shall be delivered to the Subtenant "as is" and Sublessor shall have no obligation to perform any work to prepare the Expansion Space for Sublessor's occupancy.

22. In the event that the occupant of the Expansion Space shall hold over in possession of its occupancy beyond August 30, 1999, Sublessor, at its sole cost and expense, shall commence, and diligently prosecute, appropriate holdover proceedings to acquire possession of the Expansion Space.

23. Upon the request of either party, Subtenant and Sublessor shall execute and deliver an amendment to this Sublease setting forth the terms and conditions under which Subtenant shall occupy the Expansion Space; provided, however, the failure of the parties to execute such an amendment shall not affect the provisions of this Section 29.

24. Covenant of Quiet Enjoyment. So long as Subtenant pays all of the Sublease Rent and additional


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
rent payable hereunder and performs all of Subtenant's other obligations hereunder, Subtenant shall peaceably and quietly have, hold and enjoy the Subleased Premises subject, nevertheless, to the obligations of this Sublease and to the Prime Lease, and the leases, mortgages and other rights and encumbrances referred to in Section 5(a) hereof.

a) Miscellaneous. This Sublease is subject and subordinate to the Prime Lease and to the matters to which the Prime Lease is or shall be subordinate.

b) Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Prime Landlord.

c) The provisions of this Sublease shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns, but the provisions of this paragraph shall not be construed as a consent by Sublessor to any assignment or subletting by Subtenant.


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
d) This Sublease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto. No provision of this Sublease shall be deemed to have been waived by Sublessor or Subtenant unless such waiver be in writing and signed by Sublessor or Subtenant, as the case may be. The covenants and agreement contained in this Sublease shall bind and inure to the benefit of Sublessor and Subtenant and their respective permitted successors and assigns.

e) In the event that any provision of this Sublease shall be held to be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Sublease shall be unaffected thereby.

f) Capitalized terms used herein shall have the same meanings as are ascribed to them in the Prime Lease, unless otherwise expressly defined herein.


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
25. Consent of Prime Landlord. Sublessor hereby represents and warrants to Subtenant that in accordance with the terms of the Prime Lease, the consent of Prime Landlord to this Sublease is not required.

26. No Offer. Until executed by Sublessor, the within Sublease shall be of no force or effect, and submission of a copy or copies thereof to Subtenant shall not be deemed to constitute an offer to sublease, and the return thereof may be requested by Sublessor at any time.

27. Binding Effect. This Sublease shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

28. Amendments in Writing. This Sublease may not be modified except in writing signed by all parties hereto.

29. Further Assurances. Each party hereby agrees that upon the reasonable request of the other party, it will, from time to time, execute and deliver to the other party all such instruments and docu-


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
ments of further assurances or otherwise, and will do any and all acts and things reasonably required to carry out its obligations hereunder and to consummate the transactions contemplated hereby and the purpose and intent hereof.

30. Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of New York.

31.


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
         IN WITNESS WHEREOF, Sublessor and Subtenant have respectively executed this Sublease as of the day and year first above written.


                                    SUBLESSOR:


                                    STERLING WINTHROP INC.


                                    By: SMITHKLINE BEECHAM PLC,
                                         Authorized Representative


                                        By:_____________________________________
                                           Name:
                                           Title:




                                    SUBTENANT:

                                    THE BISYS GROUP, INC.


                                    By:_____________________________________
                                       Name:
                                       Title:


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
                                    EXHIBIT A


                                   Prime Lease

                                    EXHIBIT B


                                    Premises

         EXHIBIT C

                                Sublessor's Work

1. Demolition in accordance with plans prepared by Larry E. Saylor, AIA, 401 East Luther Street, Carlisle, PA 17013, dated January 23, 1998 and identified as Drawing Number D1.00.

2.       Construction of an ADA-compliant unisex bathroom.


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
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.  Demise of Subleased Premises.                                              2
2.  Use of Subleased Premises.                                                 3
3.  Term                                                                       3
4.  Sublease Rent                                                              3
5.  The Prime Lease                                                            5
6.  Additional Rent.                                                          19
7.  Late Payment Charge                                                       26
8.  Remedies of Sublessor                                                     26
9.  Delivery of Subleased Premises; Completion
         and Occupancy of Subleased Premises                                   8
10.  Alterations                                                               5
11.  Care of Subleased Premises                                               38
12.  Assignment and Subletting                                                39
13.  Services                                                                 47
14.  Electricity                                                              49
15.  Damage; Destruction                                                      50
16.  Insurance                                                                53
17.  Surrender of Subleased Premises                                          54
18.  Notices                                                                  56
19.  Termination of Prime Lease                                               57
20.  Brokerage                                                                58
21.  Consent of Sublessor                                                     58
22.  Security                                                                 59
23.  Sublessor's Obligations                                                  63
24.  Partnership Subtenant                                                    64
25.  Condition Precedent                                                      66
26.  Applicable Law                                                           67
27.  Renewal Term                                                             67
28.  Determination of Fair Market Rent                                        69
29.  Expansion Option                                                         72
30.  Covenant of Quiet Enjoyment                                              76
31.  Miscellaneous                                                            77
32.  Consent of Prime Landlord                                                78
33.  No Offer                                                                 78
34.  Binding Effect                                                           78
35.  Amendments in Writing                                                    78
36.  Further Assurances                                                       78
37.  Governing Law                                                            78


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
Exhibit A - Prime Lease
Exhibit B - Premises
Exhibit C - Sublessor's Work September 25, 1998


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